Exhibit 10.2

Name:    [●]
Number of RSUs:    [●]
Date of Grant:    [●]
Vesting Commencement Date    [●]

MERSANA THERAPEUTICS, INC.
2017 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
This agreement (this “Agreement”) evidences a grant of restricted stock units (“RSUs”) by Mersana Therapeutics, Inc. (the “Company”) to the individual named above (the “Grantee”), an employee of the Company, pursuant to and subject to the terms of the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meanings as in the Plan.

1.Grant of RSUs. The Company grants to the Grantee on the date set forth above (the “Date of Grant”) the number of RSUs set forth above, giving the Grantee the conditional right to receive, with respect to each RSU granted hereunder, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”), subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
The RSUs are granted to the Grantee in connection with the Grantee's ongoing Employment with the Company.
2.Vesting; Cessation of Employment.

(a)Vesting. Unless earlier terminated, forfeited, relinquished or expired, the RSUs will vest as to 25% of the shares on each of the first four anniversaries of the Date of Grant (each, a “Vesting Date”), subject to Grantee's continued Employment through such Vesting Date.

(b)Cessation of Employment. If the Grantee's Employment ceases for any reason, except as expressly provided for in any agreement between the Grantee and the Company or its Affiliate, the RSUs, to the extent not then vested, will be immediately forfeited.

3.Delivery of Shares. Subject to Section 4 below, the Company shall, as soon as practicable upon the vesting of any RSUs subject to this Agreement (but in no event later than 30 days following a Vesting Date), effect delivery of the Shares with respect to such vested RSUs to the Grantee (or, in the event of the Grantee's death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.
4.Forfeiture; Recovery of Compensation.
(a)The RSUs, and the proceeds from the exercise or disposition of the Shares, will be subject to forfeiture and disgorgement to the Company, with interest and related earnings, if at any time the Grantee is not in compliance with all applicable provisions of this Agreement and the Plan.

(b)By accepting, or being deemed to have accepted, the RSUs, the Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the RSUs, including the right to any Shares or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence may be construed as limiting the general application of Section 7 of this Agreement.

5.Nontransferability. The RSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

6.Withholding. The Grantee expressly acknowledges and agrees that the Grantee's rights hereunder, including the right to be issued Shares in settlement of the RSUs subject to this Agreement, are subject to the Grantee's satisfaction of all taxes required to be withheld, if any. To the extent the Grantee has not previously executed and delivered to the Company effective durable sell-to-cover instructions that by their terms would cover any taxes required by law to be withheld with respect to the vesting of the RSUs, at such time as the Grantee is not aware of any material nonpublic information about the Company or the Stock, and the Grantee is not otherwise prevented from doing so under the Company’s insider trading policy or otherwise, the Grantee shall execute the instruction set forth in Schedule A attached hereto (the “Durable Automatic Sell-to-Cover Instruction”) as the means of satisfying such tax obligation. If the Grantee is required to but does not execute the Durable Automatic Sell-to-Cover Instruction prior to an applicable vesting date, then the Grantee agrees that if under applicable law the Grantee will owe taxes at such vesting date on the portion of the award of RSUs then vested, the Company shall be entitled to immediate payment from the Grantee of the amount of any tax required to be withheld by the Company. The Company shall not deliver any Shares to the Grantee until it is satisfied that all required withholdings have been made.
7.Effect on Employment. This grant of the RSUs will not give the Grantee any right to be retained in the Employment or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to terminate the Grantee's Employment or service at any time, or affect any right of the Grantee to terminate his or her Employment or service with the Company at any time.

8.Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished or made available to the Grantee. By accepting, or being deemed to have accepted, all or any part of the RSUs, the Grantee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

SCHEDULE A

DURABLE AUTOMATIC SELL-TO-COVER INSTRUCTION

This Durable Automatic Sell-to-Cover Instruction (this “Instruction”), which is being delivered to Mersana Therapeutics, Inc. (the “Company”) by the undersigned on the date set forth below (the “Adoption Date”), relates to the Covered RSUs (as defined following my signature below). This Instruction provides for “eligible sell-to-cover transactions” (as described in Rule 10b5-1(c)(1)(ii)(D)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) and is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1) under the Exchange Act.
I acknowledge that upon vesting and settlement of any Covered RSUs in accordance with the applicable RSU’s terms, whether vesting is based on the passage of time or the achievement of performance goals, I will have compensation income equal to the fair market value of the shares of the Company’s common stock subject to the RSUs that are settled on such settlement date and that the Company is required to withhold income and employment taxes in respect of that compensation income.
I desire to establish a plan and process to satisfy such withholding obligation in respect of all Covered RSUs through an automatic sale of the number of the shares of the Company’s common stock that would otherwise be issuable to me on each applicable settlement date in an amount sufficient to satisfy the applicable withholding obligation, with the proceeds of the sale delivered to the Company in satisfaction of the applicable withholding obligation.
I understand that the Company has arranged for the administration and execution of its equity incentive programs and the sale of securities by participants thereunder pursuant to a platform administered by a third party (the “Administrator”) and the Administrator’s designated brokerage partner.
Upon the settlement of any of my Covered RSUs after the 30th day following the Adoption Date (or if I am an officer of the Company on the Adoption Date, after the later of: (i) the 90th day following the Adoption Date or (ii) two business days following the disclosure of the Company’s financial results in Form 10-Q or Form 10-K for the completed fiscal quarter in which this Instruction was adopted (or, with respect to this clause (ii), if sooner, the 120th day after adoption of this Instruction)) (the “Cooling-Off Period”), I hereby appoint the Administrator (or any successor administrator) to automatically sell such number of shares of the Company’s common stock issuable with respect to such RSUs that vested and settled as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by me in connection with the vesting and settlement of such RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall receive such net proceeds in satisfaction of such tax withholding obligation.
I hereby appoint the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer and the Treasurer, and any of them acting alone and with full power of substitution, to serve as my attorneys-in-fact to arrange for the sale of shares of the Company’s common stock in accordance with this Instruction. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares of common stock pursuant to this Instruction.
Unless the third and final box in the definition of Covered RSUs below is checked, if I have previously adopted an automatic sale or sell-to-cover instruction relating to Covered RSUs, this Instruction shall be void ab initio.
I hereby certify that, as of the Adoption Date:
(i) I am not prohibited from entering into this Instruction by the Company’s insider trading policy or otherwise;
(ii) I am not aware of any material nonpublic information about the Company or its common stock; and
(iii) I am adopting this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

                        ________________________________

                        Print Name: _____________________

                        Date: __________________________

Covered RSUs:

The following restricted stock units (“RSUs”) are covered by this Instruction.

Check all applicable boxes:

󠄀 The first award of RSUs granted to me on or after ______________ [insert date of grant of current RSUs the grant of which is triggering the execution of this Instruction; if instruction is being executed in advance of a grant of RSUs, insert the Adoption Date] and any RSUs that may, from time to time following such date, be granted to me by the Company, other than any future granted RSUs which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such RSUs, and therefore do not permit sell-to-cover transactions.

󠄀 Any outstanding RSUs that were granted to me by the Company prior to the Adoption Date that (1) are not subject to any prior automatic sale or sell-to-cover instruction and (2) for which the next vesting date is after the Cooling-Off Period, other than any previously granted RSUs which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such RSUs, and therefore do not permit sell-to-cover transactions.

󠄀 With respect to any RSUs, whether or not granted to me by the Company prior to the Adoption Date, that already are subject to an automatic sale or sell-to-cover instruction (a “Prior Instruction”), I elect to have such sales effected pursuant to this Instruction and confirm that doing so does not modify or change the amount, price, or timing of such sales from those provided by the Prior Instruction (and, as a result the Cooling-Off Period is not applicable to sales pursuant to this Instruction that were previously subject to the Prior Instruction).